EXHIBIT 99.1

Vanguard Health Systems Preliminary Financial Information (presented to prospective senior lenders)

	Quarter ended March 31, 2004

	($ in millions)

Estimated total revenues (1)	$461.7
Estimated Adjusted EBITDA (1) (2)	$47.4
Estimated net income (1)	$13.8

Long-term debt and capital lease obligations outstanding at March 31, 2004 (including current portions):
Term B loans under senior secured credit facility	$148.1
Revolving loans under senior secured credit facility	$53.5
9.75% senior subordinated notes	$300.0
8.18% convertible subordinated notes	$17.6
Capital lease obligations	$7.0

	$526.2

Estimated total leverage ratio as of March 31, 2004	2.89	x
Estimated senior leverage ratio as of March 31, 2004	0.85	x
Estimated interest coverage ratio as of March 31, 2004	3.88	x

(1)

Estimated total revenues for the quarter ended March 31, 2004, increased by $59.3 million or 14.7% compared to actual total revenues for the prior year period comprised of a $36.6 million or 10.5% increase in estimated patient service revenues and a $22.7 million or 42.0% increase in estimated premium revenues.  For the quarter ended March 31, 2004, estimated discharges and estimated adjusted discharges for the Company’s hospitals increased by 6.0% and 7.2%, respectively, from the prior year period.  Estimated enrollment in the Company’s Phoenix Health Plan increased by 29.3% for the quarter ended March 31, 2004, compared to the prior year period.  For the quarter ended March 31, 2004, estimated net income and estimated Adjusted EBITDA increased by 109.1% and 44.1%, respectively, compared to actual net income and actual Adjusted EBITDA from the prior year period, primarily because estimated total revenues increased more significantly than estimated costs and expenses quarter over quarter.

(2)

Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, minority interests, equity method income, non-cash stock compensation, gain or loss on the sale of assets and debt extinguishment costs.  Adjusted EBITDA is not intended as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States.  Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.